Exhibit 99.1

Hercules Offshore and Seahawk Drilling Complete Asset Purchase and Sale

Houston – April 27, 2011 — Hercules Offshore, Inc. (Nasdaq: HERO) and Seahawk Drilling, Inc. (Nasdaq OTC: HAWKQ.PK) announced today the completion of the asset purchase and sale previously disclosed on February 11, 2011. In accordance with the terms of the Asset Purchase Agreement, Hercules Offshore will acquire 20 jackup rigs located in the U.S. Gulf of Mexico and related assets, accounts receivable, cash, accounts payables, and certain contractual rights from Seahawk Drilling. The total consideration paid to Seahawk Drilling consists of approximately 22.3 million shares of Hercules Offshore common stock and $25.0 million in cash. Following this transaction, there will be a total of approximately 137.2 million outstanding shares of Hercules Offshore, Inc.

Forward Looking Statements

The information and statements made in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the consummation of the transaction, as well as costs, synergies, benefits, timing and approvals expected with respect to the transaction. Such statements are subject to a number of risks, uncertainties and assumptions associated with the transaction including, but not limited to, approvals of the bankruptcy court, regulatory authorities and other third parties, market conditions, the integration of the companies’ businesses, company performance, satisfaction of closing conditions, delays and costs related to the transaction, and other factors described in the Company’s annual report on Form 10-K and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. The Company cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Additional Information

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 50 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.

For more information, please visit our website at http://www.herculesoffshore.com.

Contact Information:

Son P. Vann, CFA

Director, Investor Relations and Finance

Hercules Offshore, Inc.

713-350-8508